Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables” or the “Company”)

UNAUDITED CONSOLIDATED RESULTS

For the six months ended 30 June 2026

Dollar amounts presented herein are in United States Dollars

SALIENT FEATURES

			2026 Six months Ended 30 June	2025 Six months Ended 30 June	Percentage change
Revenue	($	‘000)	100 447	87 730	14%
EBITDA	($	‘000)	21 066	11 360	85%
Headline earnings/(loss)	($	‘000)	1 084	(4 008)	127%
Earnings/(loss) per share	($	)	0.00	(0.04)	100%
Headline earnings/(loss) per common share	($	)	0.01	(0.03)	133%
Net asset value per common share	($	)	1.85	1.78	4%

DECLARATION OF CASH DIVIDEND

The directors have resolved not to declare a final dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline earnings

	2026 Six months Ended 30 June		2025 Six months Ended 30 June
	Gross $‘000	Net $‘000	Gross $‘000	Net $‘000
Net income/(loss) attributable to common shareholders		231		(5 951)
Adjustments
(Gain) /loss on disposal of plant and Equipment	(13)	(10)	36	28
Impairment of plant and equipment	1 093	863	2 424	1 915
Headline earnings/(loss)		1 084		(4 008)
Basic and headline earnings/(loss) per common share (US Dollars)
Earnings/(loss)		0.00		(0.04)
Headline earnings/(loss)		0.01		(0.03)
Weighted-average common shares outstanding (‘000)(1)		143 245		142 875
Diluted earnings/(loss) per common share (US Dollars)
Earnings/(loss)		0.00		(0.04)
Headline earnings/(loss)		0.01		(0.03)
Weighted-average common shares outstanding for diluted (‘000)		143 917		142 875

(1)

The common share outstanding as of June 30, 2026 is as reported in the quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2026, filed with the Securities and Exchange Commission on August 5, 2026.

FORM 10-Q QUARTERLY REPORT and FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934, Montauk Renewables stockholders are advised that a Form 10-Q and Form 8-K has been filed with the SEC. The Form 10-Q disclose the quarterly results and related disclosures for the quarterly period ended 30 June 2026. The Form 8-K discloses the press release announcing the quarterly results for the second quarter ended 30 June 2026.

A copy of the Form 10-Q can be found at:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001826600/000119312526335335/mntk-20260630.htm

A copy of the Form 8-K can be found at:

https://www.sec.gov/ix?doc=/Archives/edgar/data/0001826600/000119312526335293/mntk-20260805.htm

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or shareholders should be based on information contained in the full announcement, accessible from August 6, 2026, via the JSE link https://senspdf.jse.co.za/documents/2026/jse/isse/MKRE/HY26.pdf. The full announcement is also available on the Company’s website https://ir.montaukrenewables.com/ to comply with paragraph 6.35(c)(i) of the JSE Listings Requirements.

August 6, 2026

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#,

MH Ahmed*###, TG Govender*###, J Cunningham*#, Y Shaik* ###

*	Non-executive; #United States of America; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 5313 Campbells Run Road, Suite 200, Pittsburgh, PA 15205

Website: https://ir.montaukrenewables.com/

Montauk Renewables is primary listed on the Nasdaq and secondary listed on the JSE.

Sponsor:

Investec Bank Limited